**Herbert Kurz**
**511 Gair Street**
**Piermont, NY 10968**

June 8, 2010

Presidential Life Corporation
69 Lydecker Street
Nyack, New York 10960

Gentlemen:

As you may know, on June 3, 2010, the New York State Insurance Department notified me, with a copy to Mr. Donald L. Barnes, of its findings regarding whether I may be a controlling person of Presidential Life Corporation (the "Company"). While I disagree with and plan to defend vigorously these findings on a number of levels, I am concerned that if I remain on the Board during this time, these allegations could distract the Company from its important business. Thus, I voluntarily resign my position as a member of the Board of Directors, effective immediately, in an effort to avoid any such distraction.

Accordingly, please consider this as my resignation from my positions as a director of Presidential Life Corporation and its affiliates, any membership on any and all corporate committees of the Company and its affiliates, and any membership on any and all boards of directors or other governing bodies of any entities on which I serve as the designee or representative of the Company. If so requested by the Company, I agree to promptly deliver a separate resignation letter with respect to my membership on each such board of directors or other governing body on which I serve as the designee or representative of the Company.

I remain devoted to the welfare of Presidential, its shareholders and policyholders. This devotion has not wavered since I founded the Company, nor over my many decades of service, and I remain committed to the welfare of the Company, notwithstanding my resignation today.

Very truly yours,

Herbert Kurz